UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALAMO GROUP INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	74-1621248
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1502 East Walnut Seguin, Texas	78155
(Address of Principal Executive Offices)	(Zip Code)

Alamo Group Inc. 2005 Incentive Stock Option Plan
(Full Title of the Plan)

Ronald A. Robinson, President
Alamo Group Inc.
1502 East Walnut
Seguin, Texas  78155
(Name and Address of Agent for Service)

(830) 379-1480
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.10 Par Value Per Share	500,000	$26.49[1]	$13,245,000[2]	$406.62

[1]  In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

[2]  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended.  The price per share and aggregate offering price are calculated on the basis of $26.49, the weighted average exercise price of the shares subject to outstanding option grants under the Alamo Group Inc. 2005 Incentive Stock Option Plan, at prices ranging from $26.12 to $26.86  per share.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.  The information required in Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 19933, as amended (the "Securities Act").

Item 2.  Registration Information and Employee Plan Annual Information.  The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     Alamo Group is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

     (a) Alamo Group's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for Alamo Group's latest fiscal year for which such statements have been filed.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

     (c) The description of the securities contained in Alamo Group's registration statements on Form S-3 filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by Alamo Group pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under Article Eight of its Certificate of Incorporation, Alamo Group is required to indemnify any person who at any time is, or shall have been, a director or officer of Alamo Group to the full extent permitted by Section 145 of the Delaware General Corporation Law, as such Section may be amended from time to time.  Section 145 of the General Corporation Law of the State of Delaware empowers Alamo Group to indemnify, subject to the standards and limitations set forth therein, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a Director, officer, employee or agent of Alamo Group or is or was serving in such capacity with respect to another corporation or other enterprise at the request of Alamo Group.

Under Section 1 of Article Six of the Bylaws of Alamo Group, Alamo Group is required to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Alamo Group), by reason of the fact that such person is or was a director, officer, employee or agent of Alamo Group, or is or was serving at the request of Alamo Group as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Alamo Group and, with respect to any criminal action or proceeding, that he had no reasonable cause to believe his conduct was unlawful.

Under Section 2 of Article Six of the Bylaws of Alamo Group, Alamo Group also is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or contemplated action or suit by or in the right of Alamo Group to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of Alamo Group, or is or was serving at the request of Alamo Group as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise if he acted in good faith and in a manner he reasonably believed to be in the best interests of Alamo Group, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Alamo Group, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Any indemnification under Section 1 or 2 of Article Six of the Bylaws of Alamo Group shall be made by Alamo Group only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct described in such sections.  Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

Item 7.  Exemption from Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

Exhibit 5.1         Opinion of Oppenheimer, Blend, Harrison & Tate, Inc.

Exhibit 23.2       Consent of Ernst & Young, LLP

Exhibit 99.1       Alamo Group Inc. 2005 Incentive Stock Option Agreement

Item 9.  Undertakings.

   1.   Item 512(a) of Regulation S-K.  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2.  Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3.  Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seguin, Texas, on this 3rd day of May, 2007.

                                                                                    ALAMO GROUP INC.

                                                                                    By:       /s/ Ronald A. Robinson
                                                                                                ___________________________________

                                                                                                Ronald A. Robinson, President and

                                                                                                  Chief Executive Officer

            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
_____________________________	__________________________________	__________________

/s/ Donald J. Douglass ___________________________ Donald J. Douglass	Chairman of the Board and Director	May 3, 2007

/s/ Ronald A. Robinson ___________________________ Ronald A. Robinson	President, Chief Executive Officer and Director (Principal Executive Officer)	May 3, 2007

/s/ Dan E. Malone ___________________________ Dan E. Malone	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	May 3, 2007

/s/ Richard J. Wehrle ___________________________ Richard J. Wehrle	Vice President and Controller (Principal Accounting Officer)	May 3, 2007

/s/ Jerry E. Goldress ___________________________ Jerry E. Goldress	Director	May 3, 2007

/s/ David W. Grzelak ___________________________ David W. Grzelak	Director	May 3, 2007

/s/ David H. Morris ___________________________ David H. Morris	Director	May 3, 2007

/s/ James B. Skaggs ___________________________ James B. Skaggs	Director	May 3, 2007

/s/ Gary L. Martin ___________________________ Gary L. Martin	Director	May 3, 2007

INDEX TO EXHIBITS

Number	Description

3.1(1)	Certificate of Incorporation, as amended, of Alamo Group Inc.

3.2(2)	B-Laws of Alamo Group Inc.

5.1	Opinion of Oppenheimer, Blend, Harrison & Tate, Inc., counsel to Alamo Group Inc.

23.1	Consent of Oppenheimer, Blend, Harrison & Tate, Inc. (included in Exhibit 5.1)

23.2	Consent of Ernst & Young, LLP

99.1	Alamo Group Inc. 2005 Incentive Stock Option Agreement

________________

(1)           Incorporated by reference to the Form S-1 of Alamo Group Inc. filed February 5, 1993.

(2)           Incorporated by reference to the Form 10-K of Alamo Group Inc. filed March 29, 1996.